Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 18, 2015, with respect to the financial statements of Westmoreland Kemmerer, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Westmoreland Resource Partners, LP for the registration of its common units.

/s/ Ernst & Young

Denver, Colorado

June 1, 2015